POMEROY COMPUTER RESOURCES ANNOUNCES NAME CHANGE TO
                              POMEROY IT SOLUTIONS


Hebron, KY; June 27, 2003: Pomeroy Computer Resources, Inc. (NASDAQ: PMRY), today announced that the change of its name to Pomeroy IT Solutions, Inc. will
be effective July 1st, 2003.   At the annual meeting held on June 19, 2003,
99.9% of the stockholders who voted approved the name change.

"Pomeroy IT Solutions is more representative of our offerings and capabilities. Services now represent approximately 23% of sales and 52% percent of our gross profit. Pomeroy is a total solution provider for our customers and we think our new name better reflects that," said Stephen E. Pomeroy, President.

As a solution provider, Pomeroy offers three categories of service: enterprise consulting, enterprise infrastructure solutions and client management services. The Pomeroy Companies have clientele across a broad spectrum of industries, governments and educational organizations. The Pomeroy Companies employ approximately 1,500 individuals, more than half of whom are technical personnel, and maintain 27 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, Minnesota, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia. For the year ended January 5, 2003, the Pomeroy Companies reported revenues of $703 million.

Certain statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, the estimated needs of customers as conveyed to the Company, market conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding the Company's performance thereunder, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.

Company Website: www.pomeroy.com
                 ---------------
Investor Relations Contact:   Michael E. Rohrkemper  (859) 586-0600, ext. 1416
Email: investor@pomeroy.com